Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 33-72144) pertaining to the AEGON USA Producers’ Stock Purchase Plan and Plan Trust of our report dated May 17, 2006, with respect to the financial statements of the AEGON USA Producers’ Stock Plan and Plan Trust included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Des Moines, Iowa

June 23, 2006